CONSENT OF AUTHOR
S. de Waal, Pr.Sci.Nat.
Deloitte Mining Advisory Services
Deloitte Consulting Pty Ltd
Building 4, Deloitte Place
The Woodlands, Woodlands Drive, Woodmead, Sandton
Johannesburg, South Africa

US Securities and Exchange Commission

I, J. Schweitzer, Pr.Sci.Nat., certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information provided to the Company by Deloitte Mining Advisory Services in the written disclosure in the Form 20F of Anooraq Resources Corporation.

I do hereby consent to the filing with the regulatory authorities.

Dated this 1st day of July, 2009.

/signed/ S. de Waal

S. de Waal, Pr.Sci.Nat.
Deloitte Mining Advisory Services